UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2009
DEMANDTEC, INC.
          (Exact name of registrant as specified in its charter)

Delaware	001-33634	94-3344761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One Circle Star Way, Suite 200
San Carlos, CA 94070
          (Addresses of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-4600
Not Applicable
          (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On January 26, 2009, DemandTec, Inc. (“DemandTec”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Connect3 Systems, Inc., a California corporation (“Connect3”), Marshall Merger Corp., a newly formed and wholly-owned California subsidiary of DemandTec (“Merger Sub”), Dale C. Byrne, an individual (“Principal Shareholder”), and Dale C. Byrne, a shareholder of Connect3, as Shareholders’ Representative. The Merger Agreement provides for the merger of Merger Sub with and into Connect3, with Connect3 continuing as the surviving corporation and wholly-owned subsidiary of DemandTec (the “Merger”).
     Under the terms of the Merger Agreement, DemandTec will acquire all of the outstanding equity interests of Connect3, a privately-held company, for $13.45 million in cash.
     Pursuant to the Merger Agreement, $2.0 million of the cash consideration otherwise payable at closing will be withheld by DemandTec to secure potential indemnification obligations of Connect3 shareholders. $1.0 million of this holdback amount, to the extent not used to satisfy the indemnity obligations, will be released after six months, and the remaining $1.0 million, to the extent not used to satisfy the indemnity obligations, will be released after sixteen months. An additional $500,000 of the cash consideration otherwise payable at closing may be withheld by DemandTec in the event certain conditions to the Merger are not satisfied by Connect3 prior to the closing of the Merger.
     The Merger has been approved by the boards of directors of both DemandTec and Connect3 and by the Connect3 shareholders. No vote of DemandTec stockholders is required in connection with the Merger. The transaction is subject to certain approvals and satisfaction of customary closing conditions. DemandTec expects the Merger to close in February 2009, the last month of the fourth quarter of DemandTec’s 2009 fiscal year.
     The press release announcing DemandTec entering into the Merger Agreement is attached as Exhibit 99.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
Exhibit 99.1	Press Release of DemandTec, Inc. dated January 26, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDTEC, INC.
DATE: January 26, 2009	By:	/s/ Mark A. Culhane
Mark A. Culhane
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Exhibit 99.1	Press Release of DemandTec, Inc. dated January 26, 2009.